EXHIBIT 99.1
                                                                    ------------



       FAB INDUSTRIES, INC. ANNOUNCES BOARD APPROVAL OF A PLAN TO PURSUE A
                              SALE OF ITS BUSINESS

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                  NEW YORK, N.Y. -- March 1, 2002 - Fab Industries, Inc. (AMEX:
FIT), a manufacturer of warp and circular knit fabrics, raschel laces and laminated fabrics, today announced that its Board of Directors has unanimously approved a plan for a sale of its business in the context of a corporate liquidation. As previously announced, in light of the ongoing economic slowdown
- particularly in the domestic textile industry - and diminishing revenues, Fab Industries has been engaged in a concerted effort to explore various strategic alternatives. In order to maximize shareholder value, the Company plans to sell the business and to do so as part of a plan of liquidation. The Company believes that in this way it will be able to distribute its large cash position, as well as the proceeds of any sale, to stockholders promptly and in a tax advantageous manner.

                  The Board will ask its shareholders to approve the sale pursuant to a plan of liquidation at its next annual meeting of stockholders, expected to be held in May 2002. A proxy statement describing the plan will be mailed to stockholders approximately 30 days prior to the meeting. Fab will continue to operate the business pending the sale.

                  The Company today also reported the following operating results for the year ended December 1, 2001:

                      FAB INDUSTRIES, INC. AND SUBSIDIARIES
                      -------------------------------------

                           52 WEEKS ENDED        53 WEEKS ENDED         13 WEEKS ENDED         14 WEEKS ENDED
                            DEC. 1, 2001           DEC. 2, 2000          DEC. 1, 2001           DEC. 2, 2000
                           --------------        --------------         --------------         --------------
Net Sales                     $80,036,000          $118,185,000           $17,128,000            $31,029,000

Net Income (Loss)             (8,623,000)             3,033,000           (1,868,000)                838,000

Earnings(Loss) Per
Share of Common Stock
         Basic                    $(1.64)                 $0.57               $(0.36)                  $0.16
         Diluted                  $(1.64)                 $0.57               $(0.36)                  $0.16

(INCLUDES ASSET IMPAIRMENT AND RESTRUCTURING CHARGES OF $9,590,000 (NET OF TAXES), OR $1.82 PER SHARE, FOR THE 52 WEEKS ENDED DECEMBER 1, 2001 AND $5,019,000 (NET OF TAXES), OR $0.96 PER SHARE, IN THE FOURTH QUARTER 2001.)

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                  Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements and may include words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or forecasted in such forward-looking statements. No assurance can be given that Fab Industries will be successful in pursuing a sale of its assets, or that a plan of liquidation and dissolution would actually increase stockholder value. Fab Industries may not be able to find qualified buyers for its assets. Other potential risks and uncertainties include, without limitation, the Company's ability to support demand for its goods and services; material contingencies provided for in a sale of assets; amendment, delay in implementation or termination of any plan to sell assets and subsequently wind down Fab Industries' business; delisting of Fab Industries' stock from The American Stock Exchange; the Company's ability to retain key employees through the wind down period; and litigation arising as a result of Fab Industries' plan to wind down its operations. Fab Industries does not undertake any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

                                       ###

CONTACT INFORMATION:

Steven Myers                           James Dubin
President and Chief Operating Officer  Partner
Fab Industries, Inc.                   Paul, Weiss, Rifkind, Wharton & Garrison
(212) 592-2731                         (212) 373-3026
sem4@msn.com                           jdubin@paulweiss.com